Registration No. 33-
_________________________________________________________________

               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549
                    _______________________

                           FORM S-8
                    REGISTRATION STATEMENT
                             UNDER
                  THE SECURITIES ACT OF 1933
                    _______________________

          THE INTERPUBLIC GROUP OF COMPANIES, INC.
     (Exact Name of registrant as specified in its charter)

     DELAWARE                            13-1024020
(State or other jurisdiction            (I.R.S. Employer
of incorporation or organization)       Identification No.)

1271 Avenue of the Americas
     New York, New York                        10020
(Address of principal executive offices)    (zip code)

              EMPLOYEE STOCK PURCHASE PLAN (1995)
                               OF
            THE INTERPUBLIC GROUP OF COMPANIES, INC.
                    (full title of the plan)

                       CHRISTOPHER RUDGE
            THE INTERPUBLIC GROUP OF COMPANIES, INC.
                  1271 Avenue of the Americas
                   New York, New York  10020
            (Name and address of agent for service)

                          (212) 399-8000
   (Telephone number, including area code, of agent for service)
                 _______________________________

                 CALCULATION OF REGISTRATION FEE
_________________________________________________________________
                              Proposed    Proposed
                              maximum     maximum
Title of          Amount      offering    aggregate   Amount of
Securities to     to be       price per   offering   registration
be Registered     Registered  share <F1>  Price <F2>    fee
_________________________________________________________________

Common Stock      6,000,000   $37.3125  $223,875,000  $77,198.28
($.10 par value)
_________________________________________________________________
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<F1>, <F2>  Based upon the average of the high and low prices on the New York Stock Exchange on July 25, 1995, in accordance with rule 457(h) under the Securities Act of 1933, as amended (the "Act"). The shares stated above consist of 6,000,000 shares which may be issued under the Registrant's Employee Stock
            Purchase Plan (1995).
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                               PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference and made a part hereof:

(a)  Annual Report on Form 10-K of The Interpublic Group of
     Companies, Inc. ("IPG" or the "Company") for the year ended
     December 31, 1994;

(b)  All other reports filed by IPG pursuant to Section 13(a) or
     Section 15(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") since December 31, 1994; and

(c) The description of the common shares of IPG contained in its reports on Form 8-A, dated June 29, 1971 and October 8, 1975, respectively, as amended by reports on Form 8, dated February 24, 1983, June 12, 1984, September 13, 1984, June 25, 1985, July 15, 1987 and May 19, 1988, and the
     description of the Rights currently traded with the common shares of IPG contained in its report on Form 8-A, dated August 1, 1989 and amended on Form 8 dated October 3, 1989, filed under Section 12 of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

     All documents filed by IPG pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in and made a part of this Registration Statement by reference from the date of filing of such documents. Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.


Item 4.  DESCRIPTION OF SECURITIES

     Not applicable.

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Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Christopher Rudge, Senior Vice President and General Counsel of IPG, has opined upon the legality of the common shares of IPG offered hereby. Christopher Rudge is a Key Employee pursuant to the terms of The Employee Stock Purchase Plan (1995) of The Interpublic Group of Companies, Inc. As of July 24, 1995, Mr. Rudge owned 11,814 shares of Interpublic's Common Stock, including 11,250 shares which contain restrictions on their sale or transfer and had options to purchase 40,320 shares of the Company's Common Stock.


Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware permits extensive indemnification of present and former directors, officers, employees or agents of a Delaware corporation. Under Delaware law, in order for a corporation to provide indemnification, a disinterested majority of the corporation's board of directors, independent legal counsel or shareholders must find that the director, officer, employee or agent acted or failed to act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. Statutory indemnification is permissive, except in the event of a successful defense, when a director, officer, employee or agent must be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith. With regard to actions by or in the right of the corporation, indemnification is permitted for expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, but no indemnification shall be permitted to persons adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite liability but in view of all the circumstances such person fairly and reasonably is entitled to indemnity for such expenses as such court deems proper. With regard to all other actions, indemnification is permitted, and indemnification is allowed with respect to expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding.
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     The Company's By-Laws contain specific authority for
indemnification by the Company of current and former directors, officers, employees or agents of the Company on terms that have been derived from Section 145 of the Delaware General Corporation Law. Article 6 of the By-Laws of the Company provides as follows:

          Section 6.01. ACTIONS OTHER THAN THOSE BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          Section 6.02. ACTIONS BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses
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     (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation. The foregoing sentence to the contrary notwithstanding, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

          Section 6.03. INDEMNIFICATION AGAINST EXPENSES. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.01 or 6.02 hereof, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          Section 6.04. AUTHORIZATION. Any indemnification under Section 6.01 or Section 6.02 hereto (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 6.01 and 6.02, and that he has reasonably cooperated with the Corporation in the conduct of such action, suit or proceeding. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, (or, even if it is obtainable, a quorum of disinterested directors so directs), by independent legal counsel in written opinion, or (c) by the stockholders.

          Section 6.05. PAYMENT OF EXPENSES IN ADVANCE OF FINAL DISPOSITION. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the manner provided in Section 6.04 hereof upon
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     receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Section.

          Section 6.06. NON-EXCLUSIVITY. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          Section 6.07.  APPLICATION.  The provisions of this
     Article 6 shall not be construed to authorize indemnification in any case or for any liability or expense where such indemnification would not be lawful. They shall be applicable to claims, actions, suits and proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to acts occurring before or after the date of such adoption. If a person meets the requirements of this Article 6 with respect to some matters in a claim, action, suit or proceeding but not with respect to others, he shall be entitled to indemnification as to the former.

     The Company maintains policies of insurance under which the Company and its directors and officers are insured subject to specified exclusions and deductible and maximum amounts against loss arising from any claim which may be made against the Company or any director or officer of the Company by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in their respective capacities.


Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.


Item 8.  EXHIBITS

     The following exhibits are filed as part of this
Registration Statement:
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 5.1      Opinion of Christopher Rudge, Senior Vice President and
          General Counsel of IPG, as to the legality of the common shares offered hereby.

 5.2 Opinion of Covington & Burling as to U.S. Federal tax consequences and ERISA.

23.1      Consent of Christopher Rudge, Senior Vice President and
          General Counsel of IPG (filed as part of Exhibit 5.1 hereof).

23.2      Consent of Covington & Burling (filed as part of
          Exhibit 5.2 hereof).

23.3      Consent of Price Waterhouse.

24.       Power of attorney of certain directors of IPG.


Item 9.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
     Statement:

     (a) to include any prospectus required by Section 10(a)(3) of the 1933 Act;

     (b)  to reflect in the prospectus any facts or events
          arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement.
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     (c)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to
     Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the
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     matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
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                         SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 28th day of July, 1995.


                                   THE INTERPUBLIC GROUP OF
                                   COMPANIES, INC.
                                        (Registrant)



July 28, 1995                      By: PHILIP H. GEIER, JR.
                                       PHILIP H. GEIER, JR.
                                       Chairman of the Board,
                                       President and Chief
                                       Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.


Name                          Title                    Date

                      Chairman of the Board
                      President and Chief Executive
                      Officer (Principal Executive
PHILIP H. GEIER, JR.  Officer) and Director         July 28, 1995
PHILIP H. GEIER, JR.

                      Executive Vice President-
                      Finance and Operations
                      (Principal Financial
EUGENE P. BEARD       Officer) and Director         July 28, 1995
EUGENE P. BEARD


                      Vice President and
                      Controller (Principal
JOSEPH STUDLEY        Accounting Officer)           July 28, 1995
JOSEPH STUDLEY

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*LYNNE V. CHENEY      Director                      July 28, 1995
*LYNNE V. CHENEY




*JOHN J. DOONER, JR.  Director                      July 28, 1995
*JOHN J. DOONER, JR.



*FRANK J. BORELLI     Director                      July 28, 1995
*FRANK J. BORELLI



*FRANK B. LOWE        Director                      July 28, 1995
*FRANK B. LOWE



*MARTIN F. PURIS      Director                      July 28, 1995
*MARTIN F. PURIS



________________      Director                      July 28, 1995
LEIF H. OLSEN



*J. PHILLIP SAMPER    Director                      July 28, 1995
*J. PHILLIP SAMPER



*JOSEPH J. SISCO      Director                      July 28, 1995
*JOSEPH J. SISCO




*By: PHILIP H. GEIER, JR.
     PHILIP H. GEIER, JR.
     Attorney-in-fact
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                         EXHIBIT INDEX


EXHIBIT TABLE NO.



5.1         Opinion of Christopher Rudge, Senior
            Vice President and General Counsel of
            IPG as to the legality of the common
            shares offered hereby.

5.2         Opinion of Covington & Burling as to
            U.S. Federal tax consequences and ERISA.


23.1        Consent of Christopher Rudge, Senior
            Vice President and General Counsel of
            IPG (filed as part of Exhibit 5.1 hereof).

23.2 Consent of Covington & Burling (filed as part of Exhibit 5.2 hereof).

23.3        Consent of Price Waterhouse.

24.         Power of attorney of certain directors of IPG.

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                                                      Exhibit 5.1




                                        July 28, 1995


The Interpublic Group of Companies, Inc.
1271 Avenue of the Americas
New York, New York  10020

            Re:  Registration Statement on Form S-8

Dear Sirs:

          This opinion is rendered in connection with the Registration Statement on Form S-8 being filed by The Interpublic Group of Companies, Inc. ("IPG") with the Securities and Exchange Commission under the United States Securities Act of 1933 (the "Registration Statement") on or about July 28, 1995 related to the Employee Stock Purchase Plan (1995) of The Interpublic Group of Companies, Inc. (the "Plan").

          In connection with the foregoing, I am of the opinion that the common shares covered by the Registration Statement, as or when issued and delivered in accordance with the Plan, are or will be duly and validly issued, fully paid and non-assessable.

          I hereby consent to the filing of this opinion as
Exhibit 5.1 to the Registration Statement.

          This opinion is furnished solely for the benefit of the Securities and Exchange Commission in connection with the aforementioned Registration Statement and is not to be used, circulated, quoted from or otherwise referred to for any other purpose.

                                   Yours truly,


                                   CHRISTOPHER RUDGE
                                   CHRISTOPHER RUDGE
                                   Senior Vice President, General
                                   Counsel and Secretary

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                                                  Exhibit 5.2


                         COVINGTON & BURLING
                    1201 PENNSYLVANIA AVENUE, N.W.
                             P.O. BOX 7566
                     WASHINGTON, D.C.  20044-7566
                           (202) 662-6000




                                        July 26, 1995


The Interpublic Group of Companies, Inc.
1271 Avenue of the Americas
Rockefeller Center
New York, New York  10020

Ladies and Gentlemen:

          We are writing at your request to provide our opinion regarding the description of the U.S. Federal tax consequences of The Interpublic Group of Companies Employee Stock Purchase Plan
(1995) (the "Plan") and the status of the Plan under the Employee Retirement Income Security Act of 1974 ("ERISA") that appears on pages 10 through 12 of the prospectus for the Plan, that you furnished to us.

          In our opinion, if the Plan is administered in accordance with its terms, the information provided on pages 10 through 12 of the prospectus accurately summarizes the Plan's
U.S. Federal tax consequences and ERISA status.

          We hereby consent to the reference to Covington &
Burling under the caption "Legal Opinions" in the prospectus and to the attachment of this letter as an exhibit to the Form S-8 to be filed with the Securities and Exchange Commission in connection with the Plan.

                                        Very truly yours,

                                        COVINGTON & BURLING



                                        By:  JOHN M. VINE
                                             JOHN M. VINE

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                                                  Exhibit 23.3


               CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Interpublic Group of Companies, Inc. (the ("Company") and the Prospectus constituting part of such Registration Statement on Form S-8 of our report dated February 13, 1995, which appears on page 35 of the 1994 Annual Report to Shareholders of the Company, which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page F2 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in the Prospectus constituting part of this Registration Statement on Form S-8.

PRICE WATERHOUSE, LLP
New York, New York
July 28, 1995

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                                                  Exhibit No. 24

                        POWER OF ATTORNEY



          KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints PHILIP H. GEIER, JR., EUGENE P. BEARD, JOSEPH STUDLEY and CHRISTOPHER RUDGE, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8 covering shares of Common Stock to be issuable under the Employee Stock Purchase Plan (1995) for The Interpublic Group of Companies, Inc., any and all amendments (including further post-effective amendments) thereto and all other instruments necessary or desirable in connection therewith, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requested and necessary to be done in and about the premises as fully to all intents and purposes as he might do or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          This Power of Attorney may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.


Dated:  July 27, 1995




EUGENE P. BEARD                         FRANK J. BORELLI
EUGENE P. BEARD                         FRANK J. BORELLI



LYNNE V. CHENEY                         JOHN J. DOONER, JR.
LYNNE V. CHENEY                         JOHN J. DOONER, JR.

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PHILIP H. GEIER, JR.                    FRANK B. LOWE
PHILIP H. GEIER, JR.                    FRANK B. LOWE



___________________                     MARTIN F. PURIS
LEIF H. OLSEN                           MARTIN F. PURIS



J. PHILLIP SAMPER                       JOSEPH J. SISCO
J. PHILLIP SAMPER                       JOSEPH J. SISCO



JOSEPH STUDLEY
JOSEPH STUDLEY

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